Exhibit 99.1

Contacts:	Layne Christensen Company	The Equity Group Inc.
	Andy T. Atchison	Devin Sullivan
	Chief Financial Officer	Senior Vice President
	281-475-2670	212-836-9608
	Andy.Atchison@Layne.com	dsullivan@equityny.com

LAYNE CHRISTENSEN REPORTS FOURTH QUARTER

AND FISCAL 2015 FINANCIAL RESULTS

Q4 FY 2015 Overview

•	Total revenues rose 14.1% to $193.9 million compared to $169.9 million for Q4 FY 2014, driven by higher revenue at Water Resources, Inliner, Geoconstruction and Energy Services.

•	Net loss from continuing operations attributable to Layne for Q4 FY 2015 was ($22.9) million, or ($1.17) per share, compared to ($12.1) million, or ($0.62) per share, for Q4 FY 2014.

•	Profits for Q4 FY 2015 at Water Resources and Inliner were offset by losses in the other segments, primarily Heavy Civil and Mineral Services.

FY 2015 Overview

•	Total revenues for the fiscal year were flat, with increases at Water Resources, Inliner, Geoconstruction and Energy Services offset by decreases at Heavy Civil and Mineral Services.

•	Net loss attributable to Layne for FY 2015 was ($110.2) million, or ($5.61) per share, compared to ($128.6) million, or ($6.56) per share for FY 2014. The net loss for FY 2015 includes a net loss from discontinued operations of ($42.4) million, or ($2.16) per share, compared to net income from discontinued operations of $1.7 million, or $0.09 per share in FY 2014. The loss from discontinued operations is primarily due to the loss on the sale of Costa Fortuna in the second quarter.

•	Net loss from continuing operations attributable to Layne for FY 2015 was ($67.7) million, or ($3.45) per share, compared to ($130.3) million, or ($6.65) per share, for FY 2014. FY 2014 income tax expense of $53.2 million was primarily due to the establishment of a valuation allowance for deferred tax assets recorded in a prior year.

•	Profits for FY 2015 improved over the prior year by $13.3 million at Water Resources and by $5.2 million at Inliner, however were offset by losses in the other segments.

•	Backlog improved to $570.8 million at January 31, 2015, from $460.5 million at January 31, 2014. Water Resources backlog rose to $79.3 million from $59.8 million; Inliner backlog rose to $126.8 million from $61.1 million.

•	As of January 31, 2015:

•	Cash and cash equivalents were $21.7 million, long-term debt, excluding current maturities, was $132.1 million, and equity was $181.2 million, or $9.00 per share.

•	Consolidated liquidity, including availability under our credit facility and total cash and cash equivalents, was $77 million as of January 31, 2015. Including the impact of the closing of the 8.0% Convertible Notes offering, consolidated liquidity would have been $118 million.

THE WOODLANDS, TEXAS, Monday, April 13, 2015 – Layne Christensen Company (Nasdaq: LAYN) today announced financial results for the fiscal 2015 fourth quarter (“Q4 FY 2015”) and year ended January 31, 2015 (“FY 2015”), including a discussion of results of operations by segment.

Michael J. Caliel, President and Chief Executive Officer of Layne, commented, “After my first 100 days, I continue to be convinced of the solid platform that Layne possesses, and especially the quality and dedication of our employees across the globe. During the year we made progress along a number of fronts and continue to take steps that we believe will lead to improved results in FY 2016. To that end, our backlog at January 31, 2015 rose by more than $110 million from January 31, 2014, our financial position, including liquidity, has improved and our previously announced cost-savings initiatives and non-core asset sales remain on track. Importantly, our improved bidding practices at Heavy Civil have resulted in a smaller, yet higher quality segment backlog, the majority of which was related to projects with a more favorable overall risk profile.”

Mr. Caliel concluded, “There is clearly work to be done as we improve our operations and reshape our portfolio of businesses. Despite the progress we have made in a number of areas, we are disappointed in our overall performance for the year. In addition to the challenges at Heavy Civil, we expect that certain energy- and commodity-related headwinds will continue to impact our results in FY 2016. Global macro-economic and political factors continue to delay new projects and depress utilization rates at Mineral Services and we do not anticipate improvement in segment operating results during FY 2016. We therefore continue to manage costs and consolidate locations, where appropriate, until the mining industry recovers. Finally, our Energy Services segment, while still a very modest contributor to overall results, will likely experience slower growth due to the impact of declining oil prices.”

LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES

CONSOLIDATED FINANCIAL DATA

(in thousands, except per share data)	Q4 FY2015	Q4 FY2014	FY2015	FY2014
Revenues	$193,903	$169,934	$797,601	$798,345

Cost of revenues (exclusive of depreciation, amortization and impairment charges shown below)	(169,268)	(143,907)	(682,559)	(666,295)
Selling, general and administrative expenses	(32,353)	(23,925)	(122,240)	(134,314)
Depreciation and amortization	(11,422)	(14,079)	(49,283)	(56,302)
Impairment charges	—	—	—	(14,646)
Equity in earnings (losses) of affiliates	415	1,114	1,388	(2,974)
Restructuring costs	(542)	—	(2,698)	—
Interest expense	(3,374)	(3,840)	(13,707)	(7,132)
Other income, net	(859)	1,971	659	6,751

Loss from continuing operations before income taxes	(23,500)	(12,732)	(70,839)	(76,567)
Income tax benefit (expense)	370	644	3,945	(53,177)

Net loss from continuing operations	(23,130)	(12,088)	(66,894)	(129,744)
Net (loss) income from discontinued operations	—	(2,169)	(42,433)	1,693

Net loss	(23,130)	(14,257)	(109,327)	(128,051)
Net loss (income) attributable to noncontrolling interests	239	(11)	(824)	(588)

Net loss attributable to Layne Christensen Company	$(22,891)	$(14,268)	$(110,151)	$(128,639)

(Loss) income per share information attributable to Layne Christensen Company shareholders:
Basic loss per share - continuing operations	$(1.17)	$(0.62)	$(3.45)	$(6.65)
Basic (loss) income per share - discontinued operations	—	(0.11)	(2.16)	0.09

Basic loss per share	$(1.17)	$(0.73)	$(5.61)	$(6.56)

Diluted loss per share - continuing operations	$(1.17)	$(0.62)	$(3.45)	$(6.65)
Diluted (loss) income per share - discontinued operations	—	(0.11)	(2.16)	0.09

Diluted loss per share	$(1.17)	$(0.73)	$(5.61)	$(6.56)

Weighted average shares outstanding - basic and dilutive	19,633	19,622	19,630	19,598

	As of
(in thousands)	January 31, 2015	January 31, 2014
Balance Sheet Data:
Cash and cash equivalents	$21,661	$30,909
Working capital, including current maturities of long term debt	104,832	121,330
Total assets	545,513	646,618
Total long term debt, excluding current maturities	132,137	107,118
Total Layne Christensen Company stockholders’ equity	181,215	289,464
Common shares issued and outstanding	20,121	19,915

Q4 FY 2015 Results Overview

Revenues for Q4 FY 2015 increased by $24.0 million, or 14.1%, to $193.9 million from $169.9 million in Q4 FY 2014, reflecting increased revenues at each of Layne’s segments with the exception of Heavy Civil and Mineral Services. Revenue declines at Heavy Civil were expected as a result of a strategic shift away from fixed price bid municipal contracts, which will tend to reduce the number of projects we pursue and win. Mineral Services continues to be impacted by the global mining exploration slowdown, and were particularly affected in Q4 FY 2015 by holiday mine shutdowns which extended late into January in many cases. Higher revenues at Water Resources in Q4 FY 2015 were the result of an increase in drought-related projects in the western U.S. Inliner’s quarterly revenues rose primarily due to extensive projects in the Northeast and Washington DC area.

Cost of revenues increased to $169.3 million (87.3% of revenues) from $143.9 million (84.7% of revenues) in Q4 FY 2014. The increase as a percentage of revenues for Q4 FY 2015 was primarily the result of continued losses on certain projects at Heavy Civil, and the combination of lower revenue and unrecovered mobilization costs at Mineral Services, partially offset by improved gross profit margins at Water Resources and Inliner. Cost of revenue in Q4 FY 2015 also included approximately $1.2 million in non-cash charges in Geoconstruction related to older contracts and inventory, as compared to a contract settlement of $3.5 million in Q4 FY 2014.

Selling, general and administrative expenses increased to $32.4 million (16.7% of revenues) from $23.9 million (14.1% of revenues) in last year’s Q4. This increase was driven by incentive compensation of $2.7 million provided in Q4 FY 2015 for Water Resources and Inliner, as compared to a reduction of incentive compensation of $1.6 million in Q4 FY 2014, a vacation expense reduction of $4.5 million in Q4 FY 2014 as a result of a change to our vacation policy, and residual headquarters relocation expenses in Q4 FY 2015.

Depreciation and amortization declined to $11.4 million for Q4 FY 2015 from $14.1 million in Q4 FY 2014, due to reduced capital expenditures as the Company continues its focus on liquidity.

Equity in earnings of affiliates declined to $0.4 million in Q4 FY 2015 from $1.1 million in Q4 FY 2014, which consisted of a decline of $1.4 million from our foreign affiliates as a result of the effects of the reductions in the global mining exploration industry, and earnings in the current quarter of $0.7 million from a domestic construction joint venture.

Interest expense for Q4 FY 2015 was $3.4 million compared to $3.8 million for Q4 FY 2014. The expense in Q4 FY 2014 included the write-off of certain deferred financing fees associated with amendments to the then existing revolving credit agreement.

Other income, net for Q4 FY 2015 includes the non-cash write-off of certain inventory in Geoconstruction.

An income tax benefit of $0.4 million was recorded in Q4 FY 2015 compared to an income tax benefit of $0.6 million for Q4 FY 2014. Due to our ongoing operating losses, we are recognizing no tax benefits in most jurisdictions.

The net loss from continuing operations attributable to Layne for Q4 FY 2015 was $22.9 million, or $1.17 per share. This compares to a net loss from continuing operations attributable to Layne of $12.1 million, or $0.62 per share, in the same period last year. Improved profits at Inliner and Water Resources were more than offset by pre-tax losses at Heavy Civil, Mineral Services, Geoconstruction, and Energy Services. Also affecting the comparison of Q4 FY 2015 results to Q4 FY 2014 was a $6.8 million increase in unallocated corporate expenses, which was impacted by the above-referenced $4.5 million vacation expense reduction in last year’s Q4.

There were no results from discontinued operations in Q4 FY 2015, as compared to a net loss from discontinued operations of ($2.2) million, or ($0.11) per share, in Q4 FY 2014. All such operations had been sold by the end of Q3 FY 2015.

FY 2015 Results Overview

Revenues of $797.6 million in FY 2015 were essentially unchanged from $798.3 million for FY 2014. Revenues for FY 2015 rose at each of Layne’s segments except Heavy Civil, due primarily to the reasons cited for Q4 FY 2015.

Cost of revenues increased to $682.6 million (85.6% of revenues) for FY 2015 from $666.3 million (83.5% of revenues) for FY 2014. Cost of revenues contains direct costs, which increased $17.9 million to $614.6 million (90.0% of cost of revenues) in FY 2015 from $596.7 million in FY 2014 (89.6% of cost of revenues), and field expenses which decreased slightly for FY 2015 (9.7% of cost of revenues) compared to FY 2014 (10.1% of cost of revenues). Direct costs primarily include material costs and labor costs associated with specific projects. The increase in direct costs is primarily due to an increase in the costs to complete some projects in Heavy Civil.

Selling, general and administrative expenses declined to $122.2 million for FY 2015 from $134.3 million for FY 2014, primarily due to declines in expenses related to headquarters relocation, the FCPA investigation, temporary services and compensation. These decreases were offset by higher legal and professional fees, increased incentive compensation, and a rise in safety expenses, and dues and subscriptions.

Depreciation and amortization declined to $49.3 million for FY 2015 from $56.3 million for FY 2014, primarily due to the reductions in capital expenditures as Layne continued to restrict its capital spending.

In connection with the restructuring plan approved by the Board of Directors in June 2014, Layne incurred restructuring costs of $2.7 million for FY 2015 as compared to no such costs in FY 2014. During FY 2015, Layne identified and completed the sale of Costa Fortuna and Tecniwell; implemented workforce reductions; consolidated certain offices within the U.S., and consolidated or closed certain African locations in Mineral Services.

Equity in earnings (losses) of affiliates improved to earnings of $1.4 million for FY 2015, compared to a loss of $3.0 million for FY 2014. Layne’s international affiliates recorded losses of $2.0 million for FY 2015 due primarily to severance costs as the operations were downsized in response to market conditions. Layne’s domestic affiliates, consisting of joint ventures formed for specific geoconstruction projects had earnings of $3.4 million in FY 2015, compared to no earnings in FY 2014.

Interest expense increased to $13.7 million for FY 2015 from $7.1 million for FY 2014. Included in interest expense for FY 2015 and FY 2014 is the amortization of debt issuance costs of $1.4 million and $0.2 million, respectively, and the amortization of the discount related to the 4.25% Convertible Notes of $3.3 million and $0.8 million, respectively. The remaining increase in interest expense was primarily due to the 4.25% Convertible Notes being outstanding for the full period in FY 2015.

Other income, net for FY 2015, consisted primarily of gains on the sale of non-core assets, including real estate.

An income tax benefit of $3.9 million was recorded on continuing operations for FY 2015, compared to income tax expense of $53.2 million for FY 2014. The FY 2015 tax benefit was primarily due to the carryback of prior year tax losses upon which no tax benefit had previously been recorded because of the valuation allowance that was recorded during FY 2014. Excluding the prior year tax loss carryback, the FY 2015 provision was zero due primarily to valuation allowances provided on deferred tax assets generated in the current year. Tax expense recorded during FY 2014 resulted primarily from a $54.4 million tax charge due to a valuation allowance provided on deferred tax assets established in a prior year.

The net loss attributable to Layne for FY 2015 was ($110.2) million, or ($5.61) per share, compared to ($128.6) million, or ($6.56) per share for FY 2014. The net loss for FY 2015 includes a net loss from discontinued operations of ($42.4) million, or ($2.16) per share, compared to net income from discontinued operations of $1.7 million, or $0.09 per share, in FY 2014. The loss from discontinued operations is primarily due to the loss on the sale of Costa Fortuna in Q2 FY 2015.

The net loss from continuing operations attributable to Layne for FY 2015 was ($67.7) million, or ($3.45) per share, compared to ($130.3) million, or ($6.65) per share, for FY 2014. FY 2014 includes income tax expense of $53.2 million related to the establishment of a valuation allowance for deferred tax assets established in a prior year.

Summary of Operating Segment Data

The following table summarizes financial information for the Company’s operating segments. A discussion of the results for each segment follows the table.

(in thousands)	Q4 FY2015	Q4 FY2014	FY2015	FY2014
Revenues
Water Resources	$48,303	$39,999	$196,243	$175,875
Inliner	50,814	36,413	175,001	148,384
Heavy Civil	50,442	53,761	207,036	267,192
Geoconstruction	15,191	9,788	77,032	26,242
Mineral Services	21,551	28,634	120,217	172,960
Energy Services	7,236	1,068	20,209	6,336
Other	4,592	4,695	19,179	19,936
Intersegment eliminations	(4,226)	(4,424)	(17,316)	(18,580)

Total revenues	$193,903	$169,934	$797,601	$798,345

Equity in earnings (losses) of affiliates
Geoconstruction	$686	$—	$3,390	$—
Mineral Services	(271)	1,114	(2,002)	(2,974)

Total equity in earnings (losses) of affiliates	$415	$1,114	$1,388	$(2,974)

Income (loss) from operations before income taxes
Water Resources	$2,465	$(1,177)	$14,356	$1,016
Inliner	7,687	5,625	22,870	17,650
Heavy Civil	(6,085)	(6,591)	(21,502)	(7,781)
Geoconstruction	(2,169)	1,598	(4,443)	(24,810)
Mineral Services	(7,860)	(2,050)	(14,909)	(9,534)
Energy Services	(1,066)	(556)	(3,661)	(3,212)
Other	(609)	(92)	(55)	193
Unallocated corporate expenses	(12,489)	(5,649)	(49,788)	(42,957)
Interest expense	(3,374)	(3,840)	(13,707)	(7,132)

Total loss from operations before income taxes	$(23,500)	$(12,732)	$(70,839)	$(76,567)

Water Resources

(in thousands)	Q4 FY2015	Q4 FY2014	FY2015	FY2014
Revenues	$48,303	$39,999	$196,243	$175,875

Income (loss) before income taxes	2,465	(1,177)	14,356	1,016

Revenues at Water Resources rose 20.8% in Q4 FY 2015 and 11.6% in FY 2015 primarily due to drought-related projects in the western U.S. Inadequate water infrastructure in those regions, combined with lingering drought conditions have resulted in additional opportunities to provide water management services, particularly in the agribusiness market.

Water Resources continues to optimize its locations and overhead expenses to increase efficiencies and lower costs, while maintaining high levels of client service. As a result, selling costs in FY 2015 were reduced to 14.6% of revenues, from 17.1% of revenues in FY 2014.

Higher revenues, combined with margin improvements across most of its operations and better leverage of fixed overhead costs resulted in improved earnings.

Backlog at Water Resources rose to $79.3 million as of January 31, 2015, compared to $59.8 million as of January 31, 2014.

Inliner

(in thousands)	Q4 FY2015	Q4 FY2014	FY2015	FY2014
Revenues	$50,814	$36,413	$175,001	$148,384

Income before income taxes	7,687	5,625	22,870	17,650

Revenues at Inliner rose 39.5% in Q4 FY 2015 due to an increased volume of activity, particularly in the northeast U.S. and Washington DC areas, and only a limited impact of inclement weather conditions. Revenues for the year rose 17.9%. Inliner’s revenues have continued to grow across all of its markets, and also benefited from the introduction of its fiberglass-based lining products, which accounted for approximately $6.1 million in revenue in FY 2015.

Income before income taxes increased by $2.1 million to $7.7 million (15.1% of revenues) in Q4 FY 2015 compared to $5.6 million (15.4% of revenues) in Q4 FY 2014, and by $5.2 million to $22.9 million (13.1% of revenues) in FY 2015 compared to $17.7 million (11.9% of revenue) in FY 2014. The increases were due to the improved revenue volume, improved gross profit margins and continued leverage of fixed costs. For the quarter, profits were impacted by a provision for incentive compensation of $1.3 million, as compared to a reduction of incentive of $1.4 million in Q4 last year.

Backlog at Inliner rose to $126.8 million as of January 31, 2015, compared to $61.1 million as of January 31, 2014.

Heavy Civil

(in thousands)	Q4 FY2015	Q4 FY2014	FY2015	FY2014
Revenues	$50,442	$53,761	$207,036	$267,192

Loss before income taxes	(6,085)	(6,591)	(21,502)	(7,781)

Lower revenues at Heavy Civil reflected a strategic shift away from fixed price bid municipal contracts, towards work which includes design components, benefits from reduced competition and is generally negotiated (“alternative delivery projects”). The alternative delivery projects tend to have a more favorable risk profile.

Heavy Civil continued to make progress toward completion of its troubled projects, but is still experiencing delays and disputes on certain of these projects. These delays have led to additional costs. The estimated costs to complete these projects have been updated to reflect the best information available to us at this time. It remains possible that, as we reach completion for these projects, we could encounter unforeseen conditions or events which would cause us to revise our estimates and could result in further losses.

Backlog at Heavy Civil was $184.6 million as of January 31, 2015, compared to $257.6 million as of January 31, 2014. Of the backlog at January 31, 2015, 65% relates to alternative delivery projects, compared to 54% at January 31, 2014, reflecting the continued shift away from fixed price bid municipal work.

Geoconstruction

(in thousands)	Q4 FY2015	Q4 FY2014	FY2015	FY2014
Revenues	$15,191	$9,788	$77,032	$26,242

(Loss) income before impairment and income taxes	(2,169)	1,598	(4,443)	(10,164)
Non-cash goodwill impairment	—	—	—	(14,646)

(Loss) income before income taxes	(2,169)	1,598	(4,443)	(24,810)
Equity in earnings of affiliates, included in above earnings	686	—	3,390	—

Geoconstruction revenues were positively impacted by subway projects in San Francisco and Hawaii that had only limited activity last year. Results for Q4 FY 2015 were impacted by non-cash write-downs of inventory in the amount of $1.2 million, while Q4 FY 2014 included income of $3.5 million for a claim settlement. Results for FY 2015 were also impacted by costs of approximately $7.0 million associated with claims on a foundation project in San Francisco which are in dispute, and a $3.5 million settlement of a long-standing contract dispute in the second quarter of FY 2015.

Backlog at Geoconstruction rose to $175.2 million from $79.3 million at January 31, 2014.

Mineral Services

(in thousands)	Q4 FY2015	Q4 FY2014	FY2015	FY2014
Revenues	$21,551	$28,634	$120,217	$172,960
Loss before income taxes	(7,860)	(2,050)	(14,909)	(9,534)
Equity in (losses) earnings of affiliates, included in above earnings	(271)	1,114	(2,002)	(2,974)

Mineral Services continues to be impacted by a significant slowdown in global mining exploration activity, with delays and volatility in exploration and drilling programs by major mining companies expected to continue. Mineral exploration spending has decreased significantly over the past two years in every geographic region.

These factors have reduced the revenues generated by Mineral Services and have adversely affected our results of operations and cash flows. While we believe we are in the trough of the current industry cycle, the downturn is not expected to improve until such time as market factors stabilize, which we believe will not occur before the end of FY 2016.

Our results for Q4 FY2015 were also severely impacted at mines where holiday shutdowns began early in December and did not resume work as expected in January. In anticipation of the mines resuming work in January, we incurred mobilization and overhead costs which we ultimately were not able to recover. The increase in Q4 losses also accounted for the increased loss for the year.

Backlog at Mineral Services was $1.0 million as of January 31, 2015, compared to $2.7 million as of January 31, 2014.

Energy Services

(in thousands)	Q4 FY2015	Q4 FY2014	FY2015	FY2014
Revenues	$7,236	$1,068	$20,209	$6,336

Loss before income taxes	(1,066)	(556)	(3,661)	(3,212)

Energy Services results for Q4 FY 2015 were negatively impacted by severance costs associated with the anticipated industry and segment slowdown, as well as increased depreciation expense from capital expenditures earlier in the year. Results for FY 2015 were also negatively impacted by the payment of $0.8 million associated with an intellectual property agreement and $0.6 million of settlement costs associated with one contract.

We expect the recent decline in oil and gas prices to lead to delays by some of Energy Services customers, which will negatively impact the growth that Energy Services experienced during FY 2015. Energy Services is actively moving to reduce costs, and is carefully analyzing its planned future growth into different geographies in conjunction with the slowdown in the industry.

Backlog at Energy Services was $3.9 million as of January 31, 2015.

Other

(in thousands)	Q4 FY2015	Q4 FY2014	FY2015	FY2014
Revenues	$4,592	$4,695	$19,179	$19,936

Loss before income taxes	(609)	(92)	(55)	193

Other revenues and income before income taxes are primarily from small specialty and purchasing operations. The majority of the revenues are eliminated between segments, but the operation can produce positive earnings from purchasing discounts and third party sales. This operation is able to centralize some of Layne’s purchasing in order to take advantage of purchase discounts offered from various vendors.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual segments, primarily included in selling, general and administrative expenses, increased to $12.5 million for Q4 FY 2015 from $5.6 million in Q4 FY 2014. Expenses for Q4 FY 2014 were lowered by a vacation expense reduction of $4.5 million as we changed our vacation policy, and Q4 FY 2015 expenses included residual relocation expenses and an increase in consulting and professional fees. Expenses for FY 2015 increased $6.8 million, primarily due to increases of $8.6 million in consulting and professional fees, partially offset by decreases of temporary services and compensation expenses.

Conference Call

Michael J. Caliel, President & CEO, and Andy T. Atchison, CFO, will conduct a conference call at 9:00 AM ET / 8:00 AM CT on Tuesday, April 14, 2015 to discuss these results and related matters. Interested parties may participate in the call by dialing (877) 212-6082 (Domestic) or (707) 287-9332 (International). The conference call will also be broadcast live via the Investor Information section of Layne’s website at www.layne.com. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the website for approximately 90 days.

Layne Christensen Company

Layne is a global water management, construction and drilling company, providing responsible solutions to the world of essential natural resources — water, mineral and energy. We offer innovative, sustainable products and services with an enduring commitment to safety, excellence, and integrity.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, statements of management’s intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “should,” “intended,” “continue,” “believe,” “may,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” “estimate” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to: estimates and assumptions regarding our strategic direction, expectations relating to our ability to manage operating expenses, as well as facts and assumptions underlying these expectations and projections, market and other general economic conditions and the availability of equity or debt capital needed for our business. Assumptions regarding the markets in which we operate, including the extent and timing of a recovery in the mining industry and the seasonality of our business, may prove to be inaccurate, which could impact our conclusions on asset impairments. In addition, our business in general is subject to certain risks, uncertainties and assumptions, including, but not limited to, the following: unanticipated slowdowns in the Company’s major markets; the availability of credit; the risks and uncertainties normally incident to the construction industry; the impact of competition; the effectiveness of operational changes expected to increase efficiency and productivity; worldwide economic and political conditions; and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. Please read the risk factors described in detail in Exhibit 99.2 to the Company’s Current Report on Form 8-K as filed with the U.S. Securities and Exchange Commission on October 29, 2014 for additional information regarding these risks. These forward-looking statements are made as of the date of this press release, and except as may be required by law, the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements. These forward-looking statements are made as of the date of this press release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.